Millennium Electronics, Inc. Completes Acquisition of Operating Assets

Salt Lake City, February 13/ --Millennium Electronics, Inc. (OTC: MILM) announced today that it has acquired the business and assets of Speaking Roses, LLC, an Idaho limited liability company that held proprietary technology for embossing flowers and floral products. The acquisition was part of a series of transactions we completed on February 6, 2004 and which included a change of our state of organization from Nevada to Utah, effected a 16.859-for-1 reverse split of our outstanding shares (resulting in approximately 1,117,207 outstanding shares), increased our authorized capital to 30 million preferred shares and 70 million common shares and changed our name from "Millennium Electronics, Inc." to "Speaking Roses International, Inc." Concurrently, with those transactions, we acquired all of the business and assets of Speaking Roses, LLC in exchange for 20,551,264 post-split common shares and issued an additional 1,237,500 post-split common shares in a private placement. The private placement and the acquisition of the assets were each conditioned on the other transaction taking place, as well as the preliminary change of domicile transactions.

In connection with closing of the transaction, the former management of Speaking Roses, LLC became our operating officers and directors. These officers and directors include:

Blaine Harris, who will act as our president, chief executive officer and chairman of our board of directors. Mr. Harris previously acted as the manager and chief executive officer of Speaking Roses, LLC and was the chief executive officer of TFL, a personal money management, education and training company.
Rene Rodriguez, who will act as our chief operating officer and as a director. Mr. Rodriguez was one of the founders of Speaking Roses, LLC, and has acted as its chief operating officer since 2001. Between 1999 and 2001, Mr. Rodriguez developed the floral embossing technology that we acquired in the transactions.
Kenneth D. Redding, who will act as our executive vice president, a position that he also held with Speaking Roses, LLC. Before joining Speaking Roses, LLC, Mr. Redding was the president of TFL.
Roland N. Walker, who will act as a director. Mr. Walker is one of the founders of Speaking Roses, LLC and currently serves in a variety of a management and executive positions, primarily relating to his agricultural and real estate development operations in the State of Idaho.
Terrill A. Lassetter, who will act a director. Mr. Lassetter has been a business consultant since 1987 and between 1953 and 1987 was employed by IBM, where he held various engineering and management positions.
Robert E. Warfield, who will act as a director. Between 1975 and 2003, Mr. Warfield was the regional manager for Moore, Warfield and Glick Realtors. Mr. Warfield is also a certified residential broker with over 35 years of experience in sales, management and real estate activities.

Our shareholders and directors approved the change of domicile transaction, private placement and asset acquisition in December 2003.

Prior to the consummation of the transactions, we conducted no active business operations. Using the assets and operations we acquired from Speaking Roses, LLC, we intend to license our embossing technology to large wholesale flower concerns, chain stores, and retail florists. According to Mr. Harris, our new president, "We are very excited about our new direction. We are looking forward to bringing a new and unique concept to the multi-billion dollar floral industry."

Cautionary statement for purposes of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995:

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These include statements regarding our intent to conduct certain business operations, to commercialize the proprietary technology we acquired from Speaking Roses, LLC and other matters relating to our future business operations. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as our ability to develop a market for our products, the acceptance by the public of the floral embossing product concept, performance by third parties of their contractual obligations to us, and our ability to manage growth, technological change and competitive factors.

All information in this press release is as of February 13, 2004, and we undertake no duty to update this information. A more complete description of the risks associated with our historical business operations can be found in our filings with the Securities and Exchange Commission.